Exhibit 10.10

Terns Pharmaceuticals, Inc.
Amended and Restated

Non-Employee Director Compensation Program

This Terns Pharmaceuticals, Inc. (the “Company”) Amended and Restated Non-Employee Director Compensation Program (this “Program”) has been adopted under the Company’s 2021 Incentive Award Plan (the “Plan”) and shall be effective as of January 26, 2022 (the “Effective Date”). This Program amends and restates in its entirety the Non-Employee Director Compensation Program adopted by the Company’s Board of Directors (the “Board”) in connection with the initial public offering of the Company’s common stock. Capitalized terms not otherwise defined herein shall have the meaning ascribed in the Plan.

Cash Compensation

Effective upon Effective Date, annual retainers will be paid in the following amounts to Non-Employee Directors:

Non-Employee Director Base Fee:	$40,000
Non-Executive Chair:	$30,000
Audit Committee Chair:	$15,000
Compensation Committee Chair:	$10,000
Nominating and Corporate Governance Committee Chair:	$8,000
Audit Committee Member (non-Chair):	$7,500
Compensation Committee Member (non-Chair):	$5,000
Nominating and Corporate Governance Committee Member (non-Chair):	$4,000

For the avoidance of doubt, the annual retainers for committee service in the table above are additive to the base fee such that a Non-Employee Director shall be eligible to earn the base fee plus an annual retainer based on the Non-Employee Director’s position within each committee on which the Non-Employee Director serves. All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter, but in no event more than 30 days after the end of such quarter. In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described above, for an entire calendar quarter, the retainer paid to such Non-Employee Director shall be prorated for the portion of such calendar quarter actually served as a Non-Employee Director, or in such position, as applicable.

Equity Compensation

Initial Stock Option Grant:

Each Non-Employee Director who is initially elected or appointed to serve on the Board on or after the Effective Date shall be granted an Option (the “Initial Option”) under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 64,000 shares of Common Stock.

The Initial Option will be automatically granted on the date on which such Non-Employee Director commences service on the Board, and will vest as to 1/3rd of the total shares subject thereto on the first anniversary of the applicable date of grant and as to 1/36th of the total shares subject thereto on each monthly anniversary of the applicable date of grant over the next 24 months thereafter such that the shares subject to the Initial Option are fully vested on the third anniversary of the grant, in each case, subject to the Non-Employee Director continuing to constitute a Service Provider through the applicable vesting date.

Annual Stock Option Grant:

Each Non-Employee Director who is serving, and who has served for at least six months, on the Board as of the date of each annual stockholder meeting of the Company (each, an “Annual Meeting”) shall be granted an Option (the “Annual Option”) under the Plan or any other applicable Company equity incentive plan then-maintained by the Company to purchase 32,000 shares of Common Stock.

The Annual Option will be automatically granted on the date of the applicable Annual Meeting, and will vest in full on the earlier of (i) the first anniversary of the date of grant and (ii) immediately prior to the Annual Meeting following the date of grant, in each case, subject to the Non-Employee Director continuing to constitute a Service Provider through such vesting date.

The per share exercise price of each Option granted to a Non-Employee Director shall equal the Fair Market Value of a share of common stock on the date the Option is granted.

The term of each Option granted to a Non-Employee Director shall be ten years from the date the Option is granted.

No portion of an Initial Option or Annual Option which is unvested or unexercisable at the time of a Non-Employee Director’s Termination of Service shall become vested and exercisable thereafter, except as may otherwise be determined by the Board.

Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Option, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Options as described above.

Change in Control

Upon a Change in Control of the Company, all outstanding equity awards granted under the Plan and any other equity incentive plan maintained by the Company that are held by a Non-Employee Director shall become fully vested and/or exercisable, irrespective of any other provisions of the Non-Employee Director’s Award Agreement.

Reimbursements

The Company shall reimburse each Non-Employee Director for all reasonable, documented, out-of-pocket travel and other business expenses incurred by such Non-Employee Director in the performance of his or her duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as in effect from time to time.

Miscellaneous

All applicable terms of the Plan apply to this Program as if fully set forth herein, and all grants of Options hereby are subject in all respects to the terms of the Plan, including, without limitation, the limits on annual compensation for Non-Employee Directors in Section 5.5 of the Plan. The grant of any Option under this Program shall be made solely by and subject to the terms set forth in a written agreement in a form to be approved by the Board and duly executed by an executive officer of the Company.

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